EXHIBIT 2.1 - AGREEMENT AND PLAN OF MERGER



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                          AGREEMENT AND PLAN OF MERGER


                                     between


                             INVITROGEN CORPORATION


                                       and


                             LIFE TECHNOLOGIES, INC.






                            Dated as of July 7, 2000






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                                TABLE OF CONTENTS

                                                                         Page

                                    ARTICLE I

THE MERGER
            Section 1.1 The Merger.........................................1
            Section 1.2 Closing............................................1
            Section 1.3 Effective Time.....................................2
            Section 1.4 Effects of the Merger..............................2
            Section 1.5 Certificate of Incorporation; Bylaws...............2
            Section 1.6 Directors; Officers of Surviving Corporation;
                        Headquarters.......................................2

                                   ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
            Section 2.1 Conversion of Securities...........................3
            Section 2.2 Exchange of Certificates...........................4
            Section 2.3 Adjustments to Prevent Dilution....................6
            Section 2.4 Appraisal Rights...................................6
            Section 2.5 Withholding Rights.................................7

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES
            Section 3.1  Organization, Qualification, Etc..................7
            Section 3.2  Capital Stock.....................................8
            Section 3.3  Corporate Authority Relative to this Agreement;
                         No Violation......................................9
            Section 3.4  Reports and Financial Statements..................10
            Section 3.5  No Undisclosed Liabilities........................11
            Section 3.6  No Violation of Law...............................11
            Section 3.7  Environmental Matters.............................11
            Section 3.8  Employee Benefit Plans; ERISA.....................12
            Section 3.9  Absence of Certain Changes or Events..............13
            Section 3.10 Proxy Statement/Prospectus; Registration
                         Statement.........................................13
            Section 3.11 Tax Matters.......................................14
            Section 3.12 Title and Related Matters.........................15
            Section 3.13 Contracts.........................................16
            Section 3.14 Patents, Trademarks and Similar Rights............16
            Section 3.15 Legal Proceedings, etc............................17
            Section 3.16 Disclosure........................................17
            Section 3.17 Opinion of Financial Advisors.....................17
            Section 3.18 Bidder Share Ownership............................17

                                   ARTICLE IV

COVENANTS AND AGREEMENTS
            Section 4.1  Conduct of Business by the Company................17
            Section 4.2  Bidder Interim Operations.........................19
            Section 4.3  Access; Confidentiality...........................20
            Section 4.4  Stockholders Meeting; Proxy Statement;
                         Registration Statement............................21
            Section 4.5  Commercially Reasonable Efforts; Further
                         Assurances........................................22
            Section 4.6  Employee Stock Options and Other Employee
                         Benefits..........................................23
            Section 4.7  Takeover Statute..................................24
            Section 4.8  Public Announcements..............................25
            Section 4.9  Affiliates........................................25
            Section 4.10 Nasdaq National Market Quotation..................25
            Section 4.11 Tax-Free Reorganization...........................25
            Section 4.12 Disclosure Schedule Supplement....................25
            Section 4.13 Indemnification; Insurance........................26
            Section 4.14 Additional Reports and Information................26


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                                    ARTICLE V

CONDITIONS TO THE MERGER
            Section 5.1 Conditions to Each Party's Obligation to Effect
                        the Merger.........................................26
            Section 5.2 Conditions to Obligation of the Bidder to Effect
                        the Merger.........................................27
            Section 5.3 Conditions to Obligation of the Company to Effect
                        the Merger.........................................28

                                   ARTICLE VI

TERMINATION
            Section 6.1 Termination.......................................28
            Section 6.2 Effect of Termination.............................29

                                   ARTICLE VII

MISCELLANEOUS
            Section 7.1  No Survival of Representations and Warranties.....29
            Section 7.2  Expenses..........................................30
            Section 7.3  Counterparts; Effectiveness.......................30
            Section 7.4  Governing Law.....................................30
            Section 7.5  Notices...........................................30
            Section 7.6  Assignment; Binding Effect........................31
            Section 7.7  Severability......................................31
            Section 7.8  Enforcement of Agreement..........................31
            Section 7.9  Entire Agreement; Third-Party Beneficiaries.......31
            Section 7.10 Headings..........................................31
            Section 7.11 Definitions.......................................31
            Section 7.12 Finders or Brokers................................32
            Section 7.13 Amendment or Supplement...........................32
            Section 7.14 Extension of Time, Waiver, Etc....................32






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                             INDEX OF DEFINED TERMS

DEFINED TERM                                                         SECTION

Affiliated Group.....................................................3.11(a)
affiliates..............................................................7.11
Agreement.......................................................Introduction
Average Bidder Trading Price..........................................2.1(a)
Bidder..........................................................Introduction
Bidder Common Stock.................................................Recitals
Bidder Disclosure Schedule..........................Article III Introduction
Bidder Stockholder Approval...........................................3.3(b)
Bidder Stockholders Meeting...........................................4.4(a)
Cash Election.........................................................2.1(b)
Cash Election Proration Factor .......................................2.1(b)
Certificate of Merger....................................................1.3
Certificates..........................................................2.2(a)
Charter Amendment.....................................................4.4(a)
Closing..................................................................1.2
Closing Date.............................................................1.2
Code................................................................Recitals
Company.........................................................Introduction
Company Common Stock................................................Recitals
Company Disclosure Schedule.........................Article III Introduction
Company Employee......................................................4.5(b)
Company Equity Plan.................................................4.1(vii)
Company Option Plans..................................................4.6(a)
Company Policies.....................................................4.13(b)
Company Stock Options.................................................4.6(a)
Company Stockholder Approval..........................................3.3(a)
Company Stockholders Meeting..........................................4.4(a)
Dexter..............................................................Recitals
Dexter Merger.......................................................Recitals
Dexter Merger Agreement.............................................Recitals
DGCL................................................................Recitals
Dissenting Shares........................................................2.4
Effective Time...........................................................1.3
Election Deadline.....................................................2.2(a)
Election Form.........................................................2.2(a)
Environmental Claim................................................3.7(d)(i)
Environmental Law.................................................3.7(d)(ii)
Environmental Permits.................................................3.7(a)
ERISA.................................................................3.8(a)
ERISA Affiliate.......................................................3.8(a)
ESP...................................................................4.6(c)
Exchange Act..........................................................3.3(c)
Exchange Agent........................................................2.2(a)
Exchange Fund.........................................................2.2(a)
Exchange Ratio........................................................2.1(b)
Expiration Date.......................................................6.1(b)
GAAP.....................................................................3.4
Governmental Entity...................................................3.3(c)
Hazardous Materials..............................................3.7(d)(iii)
HSR Act...............................................................3.3(c)
including...............................................................7.11
Indemnified Parties.....................................................4.13
Intellectual Property...................................................3.14
International Plans...................................................3.8(i)
Lien..................................................................3.1(b)
Material................................................................3.16
Material Adverse Effect...............................................3.1(a)
Material Contracts...................................................3.13(a)
Merger..............................................................Recitals
Merger Consideration..................................................2.1(b)
Person..................................................................7.11
Plans.................................................................3.8(a)
Proxy Statement.......................................................4.3(b)



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Registration Statement...............................................3.10(b)
Representing Party..................................Article III Introduction
Representing Party's Disclosure Schedule............Article III Introduction
SEC...................................................................3.4(a)
SEC Reports..............................................................3.4
Securities Act........................................................3.3(c)
Shares..............................................................Recitals
Significant Subsidiaries................................................7.11
Special Committee...................................................Recitals
Standard Election.....................................................2.1(b)
Standard Election Consideration.......................................2.1(b)
Stock Election........................................................2.1(b)
Stock Election Consideration..........................................2.1(b)
Stockholders Meeting..................................................4.4(a)
Subsidiaries............................................................7.11
Surviving Corporation....................................................1.1
Tax Return...........................................................3.11(f)
Taxes................................................................3.11(f)
Termination Date.........................................................4.1
Trading Day...........................................................2.1(b)





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            AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2000 (the
"Agreement"), between INVITROGEN CORPORATION, a Delaware corporation (the "Bidder"), and LIFE TECHNOLOGIES, INC., a Delaware corporation (the "Company").

            WHEREAS, the Boards of Directors of the Bidder and the Company and a special committee (the "Special Committee") of the Board of Directors of the Company consisting of members of the Board of Directors who are "Continuing Directors" as such term is defined in Article Eighth of the Certificate of Incorporation of the Company deem it advisable and in the best interests of their respective stockholders that the Company be merged with and into the Bidder (the "Merger") upon the terms and subject to the conditions provided for in this Agreement, whereby each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock" or the "Shares") will be converted into (i) shares of common stock, par value $.01 per share, of the Bidder (the "Bidder Common Stock"), (ii) cash or (iii) a combination of Bidder Common Stock and cash;

            WHEREAS, immediately after the execution and delivery of this Agreement, the Bidder is entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Dexter Merger Agreement"), between the Bidder and Dexter Corporation, a Connecticut corporation ("Dexter"), pursuant to which Dexter will be merged with and into the Bidder (the "Dexter Merger") simultaneously with the Merger upon the terms and subject to the conditions set forth in the Dexter Merger Agreement, whereby each share of common stock, par value $1 per share, of Dexter will be converted into (i) shares of Bidder Common Stock, (ii) cash or (iii) a combination of Bidder Common Stock and cash;

            WHEREAS, the obligations of the parties hereto to consummate this Agreement are expressly conditioned on the consummation of the transactions contemplated by the Dexter Merger Agreement;

            WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Dexter Merger contemplated hereby shall each qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

            WHEREAS, the Boards of Directors of the Bidder and the Company have each approved this Agreement and approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and upon the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Bidder and the Company agree as follows:


                                    ARTICLE I

                                   THE MERGER

            Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time the Company shall merge with and into the Bidder, and the separate corporate existence of the Company shall thereupon cease, and the Bidder shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature and shall be subject to all of the restrictions, disabilities, duties, debts and obligations of the Company and the Bidder, all as provided in the DGCL.

            Section 1.2 Closing. The closing of the Merger (the "Closing")


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will take place at 10:00 a.m. on a date to be specified by the parties (the
"Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article V, unless another time or date, or both, are agreed to by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another place is agreed to by the parties hereto.

            Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes fully effective being hereinafter referred to as the "Effective Time"); provided, that the Merger and the Dexter Merger shall occur simultaneously.

            Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

            Section 1.5 Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of the Bidder, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, the first paragraph of Article IV of the Certificate of Incorporation of the Bidder shall be amended to read in its entirety to read as follows:

            "The total number of shares of capital stock which the Corporation shall have authority to issue is 131,405,884, of which (a) 6,405,884 shares shall be preferred stock, par value $.01 per share ("Preferred Stock"), and (b) 125,000,000 shares shall be common stock, par value $.01 per share."

                  (b) At the Effective Time, the Bylaws of the Bidder, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

            Section 1.6 Directors; Officers of Surviving Corporation; Headquarters.

                  (a) The directors of the Bidder at the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Prior to the Effective Time, the Bidder shall take all action necessary to appoint J. Stark Thompson and Thomas H. Adams to the Board of Directors of the Bidder, such appointments to be effective as of the Effective Time.

                  (b) The officers of the Bidder at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. After the Effective Time, J. Stark Thompson shall continue to be the President and Chief Executive Officer of the Company's operations and shall also hold a senior executive management position with the Bidder.

                  (c) After the Effective Time, the Company's operations


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will continue to be headquartered at the site of the Company's current headquarters in Rockville, Maryland.


                                   ARTICLE II

             CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

            Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Bidder or the Company:

                  (a) Each issued and outstanding Share that is owned by the Bidder, Dexter or the Company or any of their respective Subsidiaries shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (b) Subject to the provisions of Sections 2.2(h) and 2.4, each issued and outstanding Share, other than Shares cancelled and retired in accordance with Section 2.1(a) and Dissenting Shares, shall be converted, at the election of the holder thereof in accordance with the procedures set forth herein, into one of the following (as adjusted pursuant to the provisions of this Section 2.1, the "Merger Consideration"):

                        (A) for each such Share with respect to which an election to receive only Bidder Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2(a) (a "Stock Election"), the right to receive that fraction of a share of Bidder Common Stock calculated by dividing (x) $60.00 by (y) the Average Bidder Trading Price (as hereinafter defined), rounded to four decimal places (the "Exchange Ratio"). As used herein, the "Average Bidder Trading Price" shall mean the average of the reported closing sales prices per share of Bidder Common Stock as reported in The Wall Street Journal for the 20 consecutive Nasdaq National Market trading days (each, a "Trading Day") ending on (and including) the third Trading Day prior to the date of the Company Shareholders Meeting; provided, however, that if the quotient obtained as prescribed in the preceding sentence exceeds 1.0, then for all purposes the Exchange Ratio shall be 1.0, and if such quotient is less than 0.7500, then for all purposes the Exchange Ratio shall be 0.7500 (the "Stock Election Consideration").

                        (B) for each such Share with respect to which an election to receive only cash has been effectively made and not revoked or lost pursuant to Section 2.2(a) (a "Cash Election"), (i) the right to receive an amount in cash equal to $60.00 multiplied by the Cash Election Proration Factor, without interest except as set forth in Section 2.2(b), plus (ii) if the Cash Election Proration Factor is less than 1, a fraction of a share of Bidder Common Stock equal to the Exchange Ratio multiplied by a fraction the numerator of which is $60.00 minus the cash determined pursuant to clause (i) and the denominator of which is $60.00. As used herein, the "Cash Election Proration Factor" means the lesser of (x) 1.00 or (y) a fraction (i) the numerator of which is (1) the product of the total number of Shares outstanding multiplied by $16.80 minus (2) $16.80 multiplied by the number of Shares for which Standard Elections have been effectively made and not revoked or lost, and (ii) the denominator of which is the product of $60.00 multiplied by the number of Shares for which Cash Elections have been effectively made and not revoked or lost.

                        (C) for each such Share as to which neither a Stock Election nor a Cash Election has been effectively made and not revoked or lost pursuant to Section 2.2(a) (a "Standard Election"), the right to receive $16.80 in cash, plus a fraction of a share of Bidder Common Stock equal to the Exchange Ratio multiplied by 0.7200



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      (the "Standard Election Consideration").

                  (c) Each Person who, at the Effective Time, is a record holder of Shares (other than Shares to be cancelled as set forth in Section 2.1(a) or Dissenting Shares) shall have the right to submit an Election Form specifying the number of Shares that such Person desires to have converted into shares of Bidder Common Stock, the number of Shares that such Person desires to have converted into the right to receive cash and Bidder Common Stock, if any, and the number of Shares that such Person desires to have converted into the right to receive the Standard Election Consideration. Any Person who fails properly to submit an Election Form on or prior to the Election Deadline in accordance set forth in Section 2.2(a) shall be deemed to have made a Standard Election.

                  (d) Each share of Bidder Common Stock issued and outstanding immediately prior to the Effective Time shall on and after the Effective Time continue to be issued and outstanding as an identical share of Bidder Common Stock.

                  (e) Each share of Bidder Common Stock issued and held in the treasury or by any Subsidiary of the Bidder as of the Effective Time, if any, shall, on and after the Effective Time, continue to be issued and held in the treasury of the Bidder or by such Subsidiary unaffected by the Merger.

            Section 2.2 Exchange of Certificates.

                  (a) Exchange Agent. Prior to the Effective Time, the Bidder shall appoint an agent (the "Exchange Agent") for the purpose of (i) exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. At the Effective Time the Bidder will deposit with the Exchange Agent the Merger Consideration and cash in the amount required by Section 2.2(g) (the "Exchange Fund"). Upon receipt, the Exchange Agent will invest the cash portion of the Exchange Fund in United States government securities maturing at the Election Deadline or such other government securities maturing at the Election Deadline or such other investments as the Bidder and the Company may mutually agree. Any interest and other income resulting from such investments shall be paid to the Bidder. Promptly after the Effective Time, the Exchange Agent will send to each holder of Shares a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange, and to each holder of Shares an election form (the "Election Form") providing for such holders to make the Standard Election, the Cash Election or the Stock Election. Any Standard Election (other than a deemed Standard Election), Cash Election or Stock Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City Time, on a date (the "Election Deadline") to be mutually agreed upon by the Bidder and the Company (which date shall not be later than the twentieth Business Day after the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Certificates, or by appropriate guarantees of delivery of such Certificates from a member of any national securities exchange or of the National Association of Securities Dealers or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Shares who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Shares may at any time prior to the Election Deadline revoke his election by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline, and such holder will receive the Standard Election Consideration.

                  (b) Letter of Transmittal. Upon surrender to the Exchange




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Agent of its Certificate, together with a properly completed letter of transmittal, each holder of Shares will be entitled to receive promptly after the Election Deadline the Merger Consideration in respect of the Shares represented by its Certificate. In addition, each such holder of Shares shall be entitled to receive any dividends and distributions payable pursuant to Section 2.2(g). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.

                  (c) Payment to Non-Registered Owners. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                  (d) No Further Registration of Transfers. After the Effective Time there shall be no further registration of transfers of Shares. If after the Effective Time Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                  (e) Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund (including any interest received with respect thereto), and holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Bidder Common Stock and any dividends or other distributions with respect to Bidder Common Stock payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by the Bidder, the posting by such Person of a bond in such sum as the Bidder may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 2.1(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

                  (g) Dividends; Distributions. No dividends or other distributions with respect to Bidder Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bidder Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(h), and all such dividends, other distributions and cash in lieu of fractional shares of Bidder Common Stock shall be paid by the Bidder to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of a Bidder Certificate representing whole shares of Bidder Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount



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of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Bidder Common Stock and the amount of any cash payable in lieu of a fractional share of Bidder Common Stock to which such holder is entitled pursuant to Section 2.2(h), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Bidder Common Stock. The Bidder shall make available to the Exchange Agent cash for these purposes, if necessary.

                  (h) No Fractional Shar No Bidder Certificates or scrip representing fractional shares of Bidder Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution by the Bidder shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of the Bidder. In lieu of any such fractional shares, each holder of Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Certificate pursuant to this Section shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares held by such holder at the Effective Time) would otherwise be entitled by (B) the average reported closing sales price for a share of Bidder Common Stock as reported in The Wall Street Journal (or if not reported thereby, any other authoritative source) for five consecutive Trading Days immediately preceding the Closing Date. The Bidder shall provide the Exchange Agent the aggregate amount of cash payable pursuant to this Section 2.2(h) promptly following the Effective Time.

            Section 2.3 Adjustments to Prevent Dilution. In the event that the Bidder changes the number of outstanding shares of Bidder Common Stock or the number of outstanding securities convertible or exchangeable into or exercisable for shares of Bidder Common Stock prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, or declares or pays any dividend or distribution (including of rights) other than any regular quarterly cash dividends, the Stock Election Consideration and the Standard Election Consideration will be correspondingly and equitably adjusted to reflect such stock dividend, subdivision, split, combination of shares or other specified transaction.

            Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger and who comply with all the relevant provisions of
Section 262 of the DGCL (the "Dissenting Shareholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each Share without any interest thereon. The Company shall give the Bidder (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL; provided, however, the Company shall have the right to participate in any such negotiations and proceedings. The Company shall not, except with the prior written consent of the Bidder, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting

Shareholder shall thereupon be treated as though such Shares had been converted into the right to receive the Standard Election Consideration pursuant to
Section 2.1(b).

            Section 2.5 Withholding Rights. The Bidder shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Bidder so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of which the Bidder made such deduction and withholding.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            Except as set forth on the schedule delivered by the Company to the Bidder in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule") the Company hereby represents and warrants to the Bidder, and except as set forth in the disclosure schedule delivered by the Bidder to the Company in connection with the execution and delivery of this Agreement (the "Bidder Disclosure Schedule"), the Bidder hereby represents and warrants to the Company, in each case as set forth in this Article III, with the party making such representations and warranties being referred to as the "Representing Party" and such Representing Party's Disclosure Schedule as the "Representing Party's Disclosure Schedule." Notwithstanding the foregoing, any representation or warranty which expressly refers to the Bidder or its Subsidiaries is being made solely by the Bidder and any representation or warranty which expressly refers to the Company or its Subsidiaries is being made solely by the Company.

            Section 3.1 Organization, Qualification, Etc.

                  (a) The Representing Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. The Representing Party is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party or substantially delay consummation of the transactions contemplated by this Agreement or otherwise prevent the Representing Party from performing its obligations hereunder. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Representing Party means a material adverse effect on the financial condition, assets, liabilities or results of operations of the Representing Party and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with
(A) changes or conditions generally affecting the industries in which the Representing Party and its Subsidiaries operate, unless, in the case of the Company, such changes or conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (B) changes in general economic, regulatory or political conditions, unless, in the case of the Company, such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole. Each Representing Party has made available to the other copies of its certificate of incorporation and bylaws. Such copies of each Representing Party's certificate of incorporation and bylaws are complete and correct and in full force and effect, and the Representing Party is not in violation of any of the provisions of its certificate of incorporation or bylaws.

                  (b) Each of the Representing Party's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Representing Party's Subsidiaries has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, with respect to such shares or ownership interests that are owned by the Representing Party and its Subsidiaries, are owned free and clear of all liens, claims, mortgages, encumbrances, pledges and security interests of any kind (each, a "Lien"). All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are wholly owned by the Representing Party, directly or indirectly.

            Section 3.2 Capital Stock.

                  (a) Section 3.2(a) of the Representing Party's Disclosure Schedule sets forth as of June 30, 2000:

                  (i) the number of authorized shares of each class or series of capital stock of the Representing Party;

                  (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding;

                  (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party;

                  (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each specific reservation; and

                  (v) the number of shares of each class or series of capital stock of such Representing Party which are subject to employee stock options or other rights to purchase or receive capital stock granted under such Person's stock option or other stock based employee or non-employee director benefit plans, and, with respect to the Company, indicating the name of the plan, the date of grant, the number of shares and the exercise price thereof.

                  (b) All the outstanding shares of capital stock of the Representing Party are, and all shares of Bidder Common Stock to be issued in the Merger will be when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all applicable U.S. state and federal and foreign securities laws. Except as set forth in Section 3.2(a) of the Representing Party's Disclosure Schedule and for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Representing Party authorized, or as of the date of this Agreement issued or outstanding, (2) as of the date of this Agreement there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Representing Party or any of its Subsidiaries, obligating the Representing Party or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Representing Party or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Representing Party or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Representing Party or any Subsidiary of the Representing Party or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Representing Party or other entity.

            Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

                  (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for obtaining the requisite approval of the stockholders of the Company (the "Company Stockholder Approval") and the filing of the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all appropriate action so that Section 203 of the DGCL will not be applicable to the Company or to the Bidder for any purpose. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of Bidder, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  (b) The Bidder has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Bidder, and other than the obtaining the requisite approval of the stockholders of the Bidder (the "Bidder Stockholder Approval") and the filing of the Certificate of Merger no other corporate proceedings on the part of the Bidder are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bidder and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of the Bidder, enforceable against the Bidder in accordance with its terms.

                  (c) Except for the filings, permits, authorizations, consents and approvals set forth in Section 3.3(c) of the Representing Party's Disclosure Schedule or as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") (in the case of the Bidder only ), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, and the rules and regulations of the Nasdaq National Market, or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or the Bidder (directly or through Subsidiaries, in each case) has material assets or conducts material operations, and the filing of the Certificate of Merger under the DGCL, none of the execution, delivery or performance of this Agreement by the Representing Party, the consummation by the Representing Party of the transactions contemplated hereby or compliance by the Representing Party with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Representing Party or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Representing Party, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Representing Party or prevent or substantially delay the consummation of the transactions contemplated hereby.

            Section 3.4 Reports and Financial Statements. The Representing Party has previously furnished or otherwise made available (by electronic filing or otherwise) to the Bidder true and complete copies of:

                  (a) Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1998 and 1999 in the case of the Company and the year ended December 31, 1999 in the case of Bidder.

                  (b) the Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2000, for each of the Representing Parties;

                  (c) each definitive proxy statement filed with the SEC since December 31, 1998, for each of the Representing Parties;

                  (d) each final prospectus filed with the SEC since December 31, 1998, except any final prospectus on Form S-8, for each of the Representing Parties; and

                  (e) all Current Reports on Form 8-K filed with the SEC since January 1, 2000, for each of the Representing Parties.

As of their respective dates, such reports, proxy statements and prospectuses filed with the SEC by the Representing Party (collectively with, and giving effect to, all amendments, supplements and exhibits thereto, the "SEC Reports")
(i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Representing Party's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Representing Party's SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Bidder or the Company and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since the date of Bidder's initial public offering, the Bidder has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. Since January 1, 1999, the Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

            Section 3.5 No Undisclosed Liabilities. Neither the Representing Party nor any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth on a balance sheet of the Representing Party under GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Representing Party's SEC Reports or (b) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Representing Party.

            Section 3.6 No Violation of Law. The businesses of the Representing Party and its Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws), except (a) as described in the Representing Party's SEC Reports, and (b) for violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Representing Party.

            Section 3.7 Environmental Matters.

                  (a) Each of the Representing Party and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Representing Party. Each of such Environmental Permits is in full force and effect, and each of the Representing Party and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Representing Party.

                  (b) There are no Environmental Claims pending, or to the knowledge of the Representing Party, threatened, against the Representing Party or any of its Subsidiaries, or, to the knowledge of the Representing Party, any Person whose liability for any such Environmental Claim the Representing Party or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law for which reserves have not been established in accordance with GAAP, that, individually or in the aggregate, would have a Material Adverse Effect on the Representing Party.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim against the Representing Party or any of its Subsidiaries, or for which the Representing Party or any of its Subsidiaries is liable, except for such liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Representing Party.

                  (d)   As used in this Agreement:

                        (i) "Environmental Claim" means any claim, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Representing Party or any of its Subsidiaries, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law.

                        (ii) "Environmental Law" means any law or order of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or
      (B) the environment or to emissions, discharges, releases or threatened releases of, Hazardous Materials, into the environment.

                        (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," or "toxic pollutants" under any Environmental Law; and (C) pesticides.

            Section 3.8 Employee Benefit Plans; ERISA.

                  (a) Section 3.8(a) of the Representing Party's Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Representing Party or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Representing Party would be deemed at any relevant time a "single employer" within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of the Representing Party or any Subsidiary (the "Plans").

                  (b) In respect of Plans that are not International Plans, the Representing Party has made available to the other Party: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; and (iii) if the Plan is funded, the most recent annual and periodic accounting Plan assets.

                  (c) No liability under Title IV or Section 312 of ERISA has been incurred by the Representing Party or any ERISA Affiliate of the Representing Party that has not been satisfied in full, and no condition exists that presents a material risk to the Representing Party or any ERISA Affiliate of the Representing Party of incurring any such liability, other than liability for premiums due the Pension Benefits Guaranty Corporation (which premiums have been paid when due), except as are not reasonably likely to have a Material Adverse Effect on the Representing Party. To the knowledge of the Representing Party, each Plan subject to Title IV of ERISA or Section 412 of the Code is fully-funded on a termination basis.

                  (d) Neither the Representing Party nor any ERISA Affiliate of the Representing Party has any liability to any Pension Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (e) Each Plan of the Representing Party has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as are not reasonably likely to have a Material Adverse Effect on the Representing Party, and each Plan of the Representing Party intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, except for failures to so qualify or be exempt which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Representing Party.

                  (f) Section 3.8(f) of the Representing Party's Disclosure Schedule sets forth each Plan of the Representing Party under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (i) any current or former employee or officer of the Representing Party or any ERISA Affiliate of the Representing Party may become entitled to severance pay or any other payment, except as expressly provided in this Agreement, or (ii) any compensation due any such employee or officer may be increased or the time of payment or vesting may become accelerated.

                  (g) Except as set forth in Section 3.8(g) of the Representing Party's Disclosure Schedule, no Plan of the Representing Party which is not an International Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable law. The program described by this Section 3.8(g) has at all times provided that the Representing Party may amend and/or terminate such program without liability (except in respect of current obligations outstanding for current retired employees receiving benefits).

                  (h) There are no pending or, to the knowledge of the Representing Party, threatened claims by of on behalf of any Plan of the Representing Party, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routing claims for benefits), except as would not, individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the Representing Party.

                  (i) Each Plan of the Representing Party that has been adopted or maintained by the Representing Party or any of its Subsidiaries, whether formally or informally, for the benefit of employees outside the United States ("International Plans") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Plans. No International Plan of the Representing Party has unfunded liabilities that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party.

                  (j) Except as set forth in Section 3.8(j) of the Representing Party's Disclosure Schedule, the Representing Party is not bound by or obligated under any labor, collective bargaining or union agreements.

            Section 3.9 Absence of Certain Changes or Events. Except as disclosed in the Representing Party's SEC Reports, since December 31, 1999 (a) the businesses of the Representing Party and its Subsidiaries have been conducted in all material respects in the ordinary course and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Representing Party.

            Section 3.10 Proxy Statement/Prospectus; Registration Statement.

                  (a) The Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is mailed to stockholders of the Company and to stockholders of the Bidder and at the time of the Stockholders Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the

Registration Statement will, at the date it becomes effective and at the time of the Stockholders Meetings contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed by the Company and the Bidder with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Bidder for inclusion or incorporation by reference therein.

                  (b) The Registration Statement on Form S-4 to be filed with the SEC by the Bidder in connection with the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), will not, on the date of filing with the SEC or at the time it becomes effective under the Securities Act, and on the date the Proxy Statement is first mailed to stockholders of the Company and stockholders of the Bidder and at the time of the Stockholders Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Bidder or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the stockholders of the Bidder and at the time of the Stockholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances they were made, not misleading. The Proxy Statement will, when filed by the Bidder and the Company with the SEC , and the Registration Statement will, when filed by the Bidder with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Bidder makes no representation or warranty with respect to the statements made in the Registration Statement based on and in conformity with information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

            Section 3.11  Tax Matters.

                  (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Representing Party, each affiliated, combined, consolidated or unitary group of which the Representing Party is a member (an "Affiliated Group") have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve for would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. There is no audit or examination and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group which if determined adversely would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All assessments for Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent that any failures to pay would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party.

                  (b) The Representing Party has not (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Representing Party or any Representing Party's Affiliated Group with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to material Taxes upon the assets of the Representing Party or any Representing Party's Affiliated Group other than Liens relating to Taxes not yet due and Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party. Neither the Representing Party, any Representing Party's Affiliated Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Representing Party is the common parent and agreements and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party). Neither the Representing Party nor any Representing Party's Affiliated Group has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent either the Merger or the Dexter Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (c) Section 3.11(c) of the Company Disclosure Schedule lists each Tax Return of the Company or any Affiliated Group for which an accurate copy of the actual Tax Return as filed with the relevant taxing authority has been made available by the Company to the Bidder on or before the date hereof.

                  (d) Neither the Company nor any Affiliated Group has received any private letter ruling from the Internal Revenue Service within the three-year period ending on the date hereof.

                  (e) Neither the Company nor any member of any Affiliated Group has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any Person or entity that is not a member of any Affiliated Group) qualifying for tax- free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the Dexter Merger.

                  (f) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            Section 3.12 Title and Related Matters. Except as set forth in
Section 3.12(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has good and valid title to, or a valid leasehold or contractual interest in, all of the properties and assets reflected in the latest balance sheet included in the SEC Reports or acquired after the date thereof (except for properties or assets sold or otherwise disposed of since the date thereof), free and clear of all Liens, except for those exceptions to title listed in Section 3.12(a) of the Company Disclosure

Schedule, statutory Liens securing payments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and such imperfections or irregularities in title that do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations currently conducted at such properties. As of the date hereof, Section 3.12(b) of the Company Disclosure Schedule contains a complete and correct list of all real property owned by the Company or any of its Subsidiaries, and a complete and correct list of each title insurance policy insuring title to any of such real properties.

            Section 3.13  Contracts.

                  (a) Schedule 3.13 (a) of the Company Disclosure Schedule sets forth a complete and correct list of each contract (the "Material Contracts") to which the Company or any of the Subsidiaries is a party which, as of the date hereof, (i) is a collective bargaining agreement or any agreement that contains any severance pay liabilities or obligations; (ii) is an employment or consulting agreement or contract with an employee or individual consultant or a consulting agreement or contract with a consulting firm or other organization (other than employment agreements that are created as a matter of Law); (iii) is a note, bond or debenture or other agreement or instrument relating to borrowed money or an agreement of guarantee or indemnification running to any Person other than a Subsidiary; (iv) is an agreement or contract containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any person; (v) provides for aggregate future payments of more than $250,000; (vi) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (vii) is material to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that Schedule 3.13(a) does not list any contract for the purchase or sale of goods or services entered into in the ordinary course of business which may be cancelled on 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge).

                  (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) each Material Contract is in full force and effect, and
(ii) there is not, with respect to the Material Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of the Company or any of its Subsidiaries or to the best knowledge of the Company any other party thereto, except where the failure to be in full force and effect or where such default or event of default is not reasonably likely to have a Material Adverse Effect on the Company.

            Section 3.14 Patents, Trademarks and Similar Rights. Section 3.14 of the Representing Party's Disclosure Schedule sets forth a complete and correct list of all worldwide patents, trademarks, trade names, service marks, copyrights, copyright registrations and applications, together with appropriate registration numbers, that are necessary for the conduct of the business of the Representing Party and its Subsidiaries as presently conducted (other than commercially available software) (the "Intellectual Property"). Subject to the licenses and other restrictions listed in Section 3.14 of the Representing Party's Disclosure Schedule, the Representing Party or one of its Subsidiaries owns or holds the Intellectual Property in each case free and clear of all Liens, except where the failure to so own or hold would not have a Material Adverse Effect on the Representing Party. Except as set forth in Section 3.14 of the Representing Party's Disclosure Schedule, to the best knowledge of the Representing Party: (i) none of the Intellectual Property presently being sold or used in the business of the Representing Party and its Subsidiaries as presently conducted infringes upon or conflicts with any rights owned or held by any other Person; (ii) no Person is infringing any Intellectual

Property; or (iii) there is not pending or threatened in writing any claim or litigation against the Representing Party or any of its Subsidiaries contesting the rights of the Representing Party or any of its Subsidiaries to the Intellectual Property, except for any claims or litigation which would not have a Material Adverse Effect on the Representing Party.

            Section 3.15 Legal Proceedings, etc. As of the date hereof, except as set forth in Section 3.15 of the Company Disclosure Schedule and except for matters involving only monetary recovery in which the damages sought to be imposed do not exceed $200,000 individually or $1 million in the aggregate, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

            Section 3.16 Disclosure. The representations and warranties by the Representing Party in this Agreement and the statements contained in the schedules, certificates and other writings furnished and to be furnished by the Representing Party to the other party pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section 3.16 "material" means material to the Representing Party and its Subsidiaries, taken as a whole.

            Section 3.17 Opinion of Financial Advisors.

                  (a) The Special Committee has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of Shares (other than Dexter and its subsidiaries, officers and directors) is fair to such holders from a financial point of view.

                  (b) The Board of Directors of the Bidder has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated the date of this Agreement, substantially to the effect that, as of such date, the consideration to be issued and delivered by the Bidder in the Merger and the Dexter Merger, taken together, is fair to the Bidder from a financial point of view.

            Section 3.18 Bidder Share Ownership. As of the date hereof, the Bidder does not own any securities of the Company.


                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

            Section 4.1 Conduct of Business by the Company. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1 (the "Termination Date"), and except with the prior written consent of the Bidder (which consent will not be unreasonably withheld or delayed), as set forth in Section 4.1 of the Company Disclosure Schedule or as may be expressly permitted pursuant to this Agreement, the Company:

                        (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business consistent with past practice;

                        (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its present business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those Persons having material business dealings with the Company and its Subsidiaries;

                        (iii) shall not, and shall not permit its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than any dividends or distribution by a wholly owned Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries);

                        (iv) shall not, and shall not permit any of its Subsidiaries to establish, enter into or amend any severance plan, agreement or arrangement or any Plan of the Company or increase the compensation payable or to become payable or the benefits provided to its officers, directors or employees, other than as contemplated by law or any existing contract, employee benefit or welfare plan or policy, or in the ordinary course of business consistent with past practice (1) with respect to employees who are not officers of the Company, and (2) with respect to annual bonuses and other incentive awards for employees including officers;

                        (v) shall not, and shall not permit any of its Subsidiaries to, authorize, or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any other similar extraordinary transaction;

                        (vi) shall not, and shall not permit any of its Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or bylaws (or other similar organizational documents);

                        (vii) shall not, and shall not permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise), except for
      (1) the issuance of Life Technologies Common Stock pursuant to options and grants outstanding as of the date hereof under the Company's 1997 Long-Term Incentive Plan, 1996 Non-Employee Directors Stock Option Plan, 1995 Long-Term Incentive Plan and 1991 Stock Option Plan (each such plan, a "Company Equity Plan") or (2) options and other equity awards granted in the ordinary course of business consistent with past practice to any new employee hired after the date hereof but before the Closing Date or pursuant to formula awards, in either case under a Company Equity Plan;

                        (viii)shall not, and shall not permit any of its Subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

                        (ix) shall not, and shall not permit any of its Subsidiaries to, (A) incur, assume or prepay any indebtedness or any other liabilities for borrowed money or issue any debt securities other than incurrences and repayments of indebtedness under the Company's or its Subsidiaries' credit facilities in existence on the date of this Agreement, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than wholly owned Subsidiaries), except for guarantees by Subsidiaries of the Company indebtedness permitted under the preceding clause (A);

                        (x) shall not, and shall not permit any of its Subsidiaries to (or consent to any proposal by any Person in which the Company has an investment to), make or forgive any loans, advances or capital contributions to, or investments in, any other Person other than the Company or any wholly owned Subsidiary of the Company (including any intercompany loans, advances or capital contributions to, or investments in, any affiliate) other than advances to employees in the ordinary course of business in accordance with the Company's or its Subsidiaries' established policies;

                        (xi) shall not, and shall not permit any of its Subsidiaries to, (A) enter into any material lease, license, contract or agreement or otherwise subject to any material Lien any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (B) modify, amend in any material respect, or terminate any of its material contracts; (C) waive, release or assign any rights that are material to the Company and its Subsidiaries taken as a whole; or (D) permit any insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

                        (xii) shall not, and shall not permit any of its Subsidiaries to, change any of the financial accounting methods or practices used by it unless required by GAAP;

                        (xiii)shall not, and shall not permit any of its Subsidiaries to, make any Tax election that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or settle or compromise any material Tax liability;

                        (xiv) shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

                        (xv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would result in any of the conditions to the Merger set forth in Article V hereof not being satisfied.

            Section 4.2 Bidder Interim Operations. Except as otherwise expressly contemplated hereby, without the prior consent of the Company (which consent will not be unreasonably withheld or delayed), from the date hereof until the earlier of the Effective Time or the Termination Date, the Bidder shall, and shall cause each of its Subsidiaries to, conduct their business in all material respects in the ordinary and usual course consistent with past practice and use all reasonable efforts to (i) preserve intact its present business organization and goodwill, (ii) keep available the services of its current officers and other key employees, (iii) maintain in effect all material licenses, approvals and authorizations from Governmental Entities, including, without limitation, all material licenses and permits that are required for the Bidder or any of its Subsidiaries to carry on its business as presently conducted and (iv) preserve existing relationships with its material partners, lenders, suppliers and others having material business relationships with it so that the business of the Bidder and its Subsidiaries shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the earlier of the Effective Time or the Termination Date, without the prior consent of the Company (which consent will not be unreasonably withheld or delayed), the Bidder shall not, nor shall it permit any Subsidiary to:

                  (a) amend its certificate of incorporation or bylaws (or other similar organizational documents);

                  (b) amend in any respect the terms of the capital stock of the Bidder;

                  (c) split, combine, subdivide or reclassify any shares of Bidder Common Stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Bidder Common Stock, except for (i) regular quarterly cash dividends by the Bidder consistent in timing and amount with past practice, or (ii) dividends paid by any Subsidiary to the Bidder or any Subsidiary that is, directly or indirectly, wholly owned by the Bidder;

                  (d) change any of the financial accounting methods or practices used by it unless required by GAAP;

                  (e) enter into or acquire any new line of business that (i) is material to the Bidder and its Subsidiaries, taken as a whole, and (ii) is not strategically related to the current business or operations of the Bidder and its Subsidiaries;

                  (f) incur indebtedness outside of the ordinary course or for acquisitions (other than in order to consummate the transactions contemplated by this Agreement or the Dexter Merger Agreement);

                  (g) engage in any merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or any disposition, directly or indirectly, of assets, securities or ownership interests representing a material portion of the total assets of the Bidder and its Subsidiaries taken as a whole;

                  (h) shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

                  (i) agree, in writing or otherwise, to take any of the foregoing actions or take any action which would result in any of the conditions to the Merger set forth in Article V hereof not being satisfied.

            Section 4.3 Access; Confidentiality.

                  (a) Except for competitively sensitive information and subject to legal and contractual restrictions, the Company shall (and shall cause its Subsidiaries to) afford to the Bidder's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, offices, employees, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish to the Bidder such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the Bidder may from time to time reasonably request. The Bidder will make all reasonable best efforts to minimize any disruption to the businesses of the Company and the Company's Subsidiaries which may result from the requests for access, data and information hereunder. The Bidder shall afford to the Company's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours upon reasonable notice, to its officers, employees, and books and records to the extent reasonably necessary in connection with the preparation of the Proxy Statement. No investigation pursuant to this Section 4.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access and information shall be coordinated through designated senior executives of each of the parties.

                  (b) The Bidder will hold all information provided under this
Section 4.2 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 27, 2000, between Dexter and the Bidder. Except as required by law, the Company will hold, and will cause its officers, employees, accountants, counsel and other authorized representatives to hold, confidential, all information and documents obtained pursuant to this Section 4.3 except for information (i) the Company can show by tangible evidence to have been in its possession prior to your receipt thereof from the Bidder; provided that such information is not subject to another confidentiality agreement with, or other obligation (legal, fiduciary or contractual) of secrecy to, the Bidder or another party; (ii) is as of the date of this Agreement or hereafter becomes generally available to the public, other than as a result of a disclosure by the Company or its representatives; (iii) was or may after the date of this Agreement be available to the Company on a non-confidential basis from a third party that is not under any confidentiality obligation (legal, fiduciary or contractual) to the Bidder regarding such information; or (iv) is independently acquired or developed by the Company or its representatives without violating any of the Company's obligations under this Section 4.3(b).

            Section 4.4 Stockholders Meeting; Proxy Statement; Registration Statement.

                  (a) As promptly as practicable following the date of this Agreement, (i) the Company shall, acting through its Board of Directors and subject to the Company's Board of Directors' fiduciary duties under applicable law, duly call, give notice of, solicit proxies for, convene and hold an annual or special meeting of its stockholders (the "Company Stockholders Meeting") in accordance with applicable law, its certificate of incorporation and its bylaws, and (ii) the Bidder shall, acting through its Board of Directors, duly call, give notice of, solicit proxies for, convene and hold an annual or special meeting of its stockholders (the "Bidder Stockholders Meeting" and, together with the Company Stockholders Meeting, the "Stockholders Meetings") in accordance with applicable law, its certificate of incorporation and bylaws, for the purposes of, among other actions, in each case, considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement. Each of the Company (subject to the Company's Board of Directors' fiduciary duties under applicable law) and the Bidder shall include in the Proxy Statement the recommendation of its respective Board of Directors that its respective stockholders vote in favor of the approval of the Merger and the approval and adoption of this Agreement and, in the case of the Bidder, in favor of the approval of an amendment to the Bidder's certificate of incorporation to authorize a sufficient number of shares of Bidder Common Stock to issue the Merger Consideration (the "Charter Amendment") and an increase in the number of shares issuable by the Bidder under the Bidder's option plans. The Bidder and the Company shall cause their respective Stockholders Meetings to be held on the same date, which date shall be the same as the date of the Company Shareholders Meeting (as defined in the Dexter Merger Agreement).

                 (b) As promptly as practicable following the date of this Agreement, the Company and the Bidder shall (x) prepare and file with the SEC a preliminary joint proxy statement relating to the Merger, this Agreement and the Charter Amendment, and (y) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consulting with one another respond promptly to any comments made by the SEC with respect to the preliminary joint proxy statement and cause a definitive joint proxy statement, including any amendments or supplements thereto, to be mailed to their respective stockholders at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement will be made by either party without consultation with the other party and its counsel. Such definitive joint proxy statement shall also constitute the prospectus of the Bidder with respect to shares of Bidder Common Stock to be issued in connection with the transactions contemplated by this Agreement (such joint proxy statement and prospectus is referred to herein as the "Proxy Statement"), which prospectus is to be filed with the SEC as part of the Registration Statement for the purpose of registering Bidder Common Stock under the Securities Act. Each of the parties agrees to provide the other party and its counsel with any comments, whether written or oral, that such party may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Registration Statement, as the case may be, promptly after the receipt of such comments and to consult with the other party and its counsel prior to responding to any such comments.

                  (c) As promptly as practicable following the date of this Agreement, the Bidder shall prepare and file with the SEC the Registration Statement, and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. The Bidder shall obtain and furnish the information required to be included by the SEC in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement and cause the prospectus included therein, including any amendments or supplements thereto, to be mailed to the Company's stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, provided that no amendments or supplements to the Registration Statement will be made by the Bidder without consultation with the Company and its counsel. The Bidder shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Bidder Common Stock in the Merger.

            Section 4.5 Commercially Reasonable Efforts; Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall, and shall cause their respective Subsidiaries to, and the parties shall use commercially reasonable efforts to cause their (and their respective Subsidiaries') directors, officers, employees, agents, attorneys, accountants and representatives, to (i) consult and cooperate with and provide assistance to each other in the preparation and filing with the SEC of the preliminary Proxy Statement, the Proxy Statement and the Registration Statement and all necessary amendments or supplements thereto; (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iv) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the Merger, including but not limited to defending through litigation on the merits any claim asserted in any court by any Person; and (v) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the Merger so as to enable the consummation of the Merger to occur as expeditiously as possible. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

                  (b) The Company and the Bidder shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Bidder or the Company, as the case may be, or by any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

            Section 4.6 Employee Stock Options and Other Employee Benefits.

                  (a) Simultaneously with the Merger, (i) each outstanding option (each a "Company Stock Option") to purchase or acquire a share of Company Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by the Company (the "Company Option Plans") shall be assumed by the Bidder and converted into an option to purchase the number of shares (rounded down to the nearest full share) of Bidder Common Stock equal to the product of (x) the Exchange Ratio multiplied by (y) the number of shares of Company Common Stock which could have been issued prior to the Effective Time upon the exercise of such option and were not previously exercised, at an exercise price per share (rounded upward to the nearest cent) equal to the exercise price for each share of Company Common Stock subject to such option divided by the Exchange Ratio, with all references in each such option to the Company being deemed to refer to the Bidder, where appropriate, provided, however, that with respect to any Common Stock Option which, immediately prior to the Merger, is an "incentive stock option," within the meaning of Section 422 of the Code, the adjustments provided in this Section
4.6 shall, if applicable, be modified in a manner so that the adjustments are consistent with requirements of Section 424(a) of the Code, and (ii) the Bidder shall assume the obligations of the Company under the Company Option Plans. The other terms of each such option, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting and exercisability. At or prior to the Effective Time, the Bidder shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Bidder Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with this
Section 4.6. As soon as practicable after the Effective Time, if necessary, the Bidder shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the Bidder Common Stock subject to such Company Stock Options, and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Stock Options remain outstanding. The Company shall take such steps as may be required to cause the transactions contemplated by this Section 4.6(a) and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Bidder shall take such steps as may be required to cause the transactions contemplated by this Section 4.6(a) and any other acquisitions of Bidder equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is or becomes at or before Closing a director or officer of the Bidder to be exempt under Rule 16b-3 promulgated under the Exchange Act. The steps to taken by the Company and the Bidder in connection with the exemption under Rule 16b-3 described above shall be taken in accordance with the interpretative letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                  (b) For the period through and including December 31, 2001, the Bidder shall, or shall cause its Subsidiaries to, maintain (i) employee benefit plans, programs, policies and arrangements, wages or salaries, as applicable, and bonus and other incentive compensation plans, programs, policies and arrangements for each individual who was an employee of the Company or any Subsidiary of the Company immediately prior to the Effective Time, which are, in the aggregate, no less favorable than those provided by the Company and its Subsidiaries as of immediately before the

Effective Time and (ii) contribution levels and loan provisions under the defined contribution plans of the Company and its Subsidiaries, in each case, at levels and subject to terms and conditions which are no less favorable that those provided by the Company and its Subsidiaries as of immediately prior to the Effective Time. Each Person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Effective Time (a "Company Employee") shall be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Effective Time, using the same methodology utilized by the Company as of immediately before the Effective Time for crediting service and determining levels of benefits, (i) for all purposes (other than benefit accrual under any defined benefit pension plan) under all employee benefit plans, programs and arrangements maintained by or contributed to by the Bidder and its Subsidiaries in which such Company Employees become participants for purposes of eligibility to participate, vesting and determination of level of benefits, and
(ii) for purposes of calculating the amount of each Company Employee's benefits under all severance and vacation pay plans, programs, policies and arrangements. The Bidder shall (x) waive, or cause to be waived, all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Effective Time, except to the extent such limitations or waiting periods are already in effect with respect to such employees and have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time, and (y) provide each Company Employee with credit for any co-payments, deductibles and other out-of-pocket expenses incurred prior to the Effective Time in satisfying any applicable co-payment, deductible and other out-of-pocket expense requirements under any welfare plans that such Company Employees are eligible to participate in after the Effective Time, as if those deductibles, co-payments and other out-of-pocket expenses had been incurred under the welfare plans in which such employees are eligible to participate after the Effective Time. Without limiting the generality of the foregoing, the Bidder shall, and shall cause its Subsidiaries to, assume and honor all employment, consulting, termination and severance agreements to which the Company or any of its Subsidiaries is a party.

                  (c) At the direction of the Bidder, the Company shall terminate the Life Technologies, Inc. Extra Savings Plan (the "ESP"). The Bidder shall notify the Company at least (3) days prior to the Closing of its decision to terminate the ESP. If the Bidder has notified the Company of its decision to terminate the ESP, the Bidder shall receive from the Company evidence (in a form satisfactory to the Bidder) that the ESP shall be terminated effective as of the day immediately preceding the Closing. The Bidder shall, consistent with the terms of its 401(k) plan, and applicable law, allow individuals who were employees of the Company or any Subsidiary of the Company as of immediately prior to the Closing to participate in the Bidder's 401(k) plan and the Bidder shall cause such plan to accept direct rollovers and rollover contributions (each, to the extent requested by a ESP participant) in respect of the ESP account balances (including any outstanding loans) held by such individuals.

                  (d) Promptly following the Effective Time, to the extent permitted by applicable law (and pending shareholder approval, which the Bidder shall use its best efforts to obtain), the Bidder will (after consultation with the Company's current senior management team) issue awards pursuant to the Bidder's stock option plan to the Company's employees, which awards are consistent in terms of depth and amount of participation with the policies presently employed by the Bidder after giving consideration to relevant differences in total benefits between the Company and the Bidder.

            Section 4.7 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and the Bidder and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

            Section 4.8 Public Announcements. The Bidder and the Company agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law or the rules of any applicable stock exchange on which such party's securities are listed.

            Section 4.9 Affiliates. As soon as practicable, the Company shall deliver to the Bidder a list identifying, to the best of the Company's knowledge, all persons who will be, at the time of the Company Stockholder Approval, deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall advise the Bidder of any additions or deletions to or from such list from time to time thereafter. The Company shall use its reasonable best efforts to cause each such person to deliver to the Bidder at least 30 days prior to the Closing Date a written "affiliates" agreement in customary form and substance.

            Section 4.10 Nasdaq National Market Quotation. The Bidder shall use its best efforts to cause the shares of Bidder Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for quotation on Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

            Section 4.11 Tax-Free Reorganization. The Bidder and the Company intend that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code. The Bidder and the Company shall each use all reasonable efforts to cause the Merger to so qualify and to obtain the opinions of their respective tax counsel referred to in Sections 5.2(a) and 5.3(a), including the execution of the representation letters referred to therein. Neither the Bidder nor the Company shall knowingly take any action, or knowingly fail to take any action, that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

            Section 4.12 Disclosure Schedule SupplementFrom time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby in any material respect. From time to time after the date of this Agreement and prior to the Effective Time, the Bidder will promptly supplement or amend the Bidder Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Bidder Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Bidder which has been rendered inaccurate thereby in any material respect. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement and the accuracy of the representations and warranties of the Bidder contained in this Agreement in order to determine the fulfillment of the conditions set forth in Sections 5.2(b) and 5.3(b), the Company Disclosure Schedule and the Bidder Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

            Section 4.13 Indemnification; Insurance. (a) From and after the Effective Time, the Bidder will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law, and the Bidder shall also advance fees and expenses (including attorneys fees) as incurred to the fullest extent permitted under applicable law; provided, that to the extent the Company or any of its Subsidiaries and any Indemnified Party are parties to an existing indemnification agreement, the indemnification provided for pursuant to this
Section 4.13(a) shall be provided by the Bidder in accordance with the procedures prescribed in such indemnification agreement.

                  (b) For six years from the Effective Time, the Bidder shall maintain in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policies (the "Company Policies") covering those Persons who are currently covered by the Company Policies; provided, however, that in no event shall the Bidder be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company or its Subsidiaries for such insurance, and provided further, that if the annual premiums of such insurance coverage exceeds such amount, the Bidder shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that the Bidder may meet its obligations under this paragraph by covering the above Persons under the Bidder's insurance policy or policies on the terms described above.

            Section 4.14 Additional Reports and Information. The Bidder shall furnish to the Company copies of all reports of the type referred to in Section
3.4 which it files with the SEC on or after the date hereof, and the Bidder represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Bidder and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).


                                    ARTICLE V

                            CONDITIONS TO THE MERGER

            Section 5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Company Stockholder Approval shall have been obtained.

                  (b) The Bidder Stockholder Approval shall have been obtained.

                  (c) All of the conditions to the effectiveness of the Dexter Merger shall have been satisfied or waived in accordance with the terms of the Dexter Merger Agreement and the Dexter Merger shall be effective simultaneously with the Effective Time. The condition set forth in this paragraph (c) shall not be waivable by either party.

                  (d) No statute, rule, regulation, executive order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger substantially on the terms contemplated hereby; provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 4.3.

                  (e) The applicable waiting period under the HSR Act shall have expired or been terminated.

                  (f) The shares of Bidder Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

                  (g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

            Section 5.2 Conditions to Obligation of the Bidder to Effect the Merger. The obligation of the Bidder to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Bidder:

                  (a) The Bidder shall have received an opinion of Gray Cary Ware & Freidenrich LLP, special tax counsel to the Bidder, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Bidder and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel and the issuance of the opinion of counsel to the Company provided in Section 5.3(a). The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 5.2(a) shall not be waivable after receipt of the Company Stockholder Approval and the Bidder Stockholder Approval referred to in Sections 5.1(a) and 5.1(b), unless further Company Stockholder Approval is obtained with appropriate disclosure.

                  (b) The representations and warranties of the Company set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as if such representations or warranties were made as of the Effective Time (other than those that speak as of a specific date or as of the date hereof, which representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                  (c) The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the

Closing Date.

                  (d) The Company shall have furnished a certificate of an executive officer to evidence compliance with the conditions set forth in Sections 5.2(b) and (c) of this Agreement.

            Section 5.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company (but only with the prior approval of the Special Committee):

                  (a) The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Bidder and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 5.3(a) shall not be waivable after receipt of the Company Stockholder Approval and the Bidder Stockholder Approval referred to in Sections 5.1(a) and 5.1(b), unless further Company stockholder approval is obtained with appropriate disclosure.

                  (b) The representations and warranties of the Bidder set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made as of the Effective Time (other than those that speak as of a specific date or as of the date hereof, which representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                  (c) The Bidder shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                  (d) The Bidder shall have furnished a certificate of an executive officer of the Bidder to evidence compliance with the conditions set forth in Section 5.3(b) and (c) of this Agreement.


                                   ARTICLE VI

                                   TERMINATION

            Section 6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval and the Bidder Stockholder Approval:

                  (a) by the mutual written consent of the Company and the Bidder;

                  (b) by either the Bidder or the Company, if the Merger has not been consummated by October 31, 2000 (the "Expiration Date"); provided, however, that in the event either the condition set forth in Section 5.1(e) shall not have been satisfied or, prior to September 15, 2000, the Registration Statement shall not have been declared effective, the Expiration Date shall be extended to the earlier of (x) the later of

(1) the date which is three business days after the date on which the condition set forth in Section 5.1(e) is satisfied and (2) the date which is three business days following the date of the Company Shareholders Meeting and (y) December 31, 2000; provided further, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

                  (c) by either the Bidder or the Company if (i) a statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Entity prohibiting the consummation of the Merger substantially on the terms contemplated hereby; or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 6.1(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 4.4;

                  (d) by the Bidder or the Company, if after the Bidder convenes and holds the Bidder Stockholders Meeting and certifies the vote with respect to the Merger and the amendment of the Bidder's certificate of incorporation, the Bidder's stockholders shall have failed to deliver the stockholder approval required by law to be given by the Bidder's stockholders;

                  (e) by the Bidder or the Company, if the Dexter Merger Agreement shall have been terminated in accordance with its terms;

                  (f) by the Bidder, if there has been a material violation or breach by the Company of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Bidder impossible and such violation or breach has not been waived by the Bidder;

                  (g) by the Company, if there has been a material violation or breach by the Bidder of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not be waived by the Company; or

                  (h) in the event that the Expiration Date is extended beyond October 31, 2000, by the Bidder or the Company, at any time after the tenth business day following the termination of either the Asset Purchase Agreement, dated as of June 20, 2000, between Dexter and Loctite Corporation or the Asset Purchase Agreement, dated as of June 20, 2000, between Dexter and Ahlstrom Paper Group Oy, in accordance with its terms.

            Section 6.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Section 7.2), and there shall be no other liability on the part of the Bidder or the Company except liability arising out of a willful breach of this Agreement.


                             ARTICLE VII

                            MISCELLANEOUS

            Section 7.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

            Section 7.2 Expenses. Except as otherwise expressly contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            Section 7.3 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

            Section 7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

            Section 7.5 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 7.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 7.5:

            To the Bidder:

                  Invitrogen Corporation
                  1600 Faraday Avenue
                  Carlsbad, California  92008
                  Attention: Chief Financial Officer
                  Telecopy: (760) 602-6505

            copy to:

                  Gray Cary Ware & Freidenrich LLP
                  4365 Executive Drive, Suite 1600
                  San Diego, California  92121-2189
                  Attention:  Cameron Jay Rains, Esq.
                  Telecopy:  (858) 677-1477

            To the Company or to the Special Committee:

                  Life Technologies, Inc.
                  9800 Medical Center Drive
                  Rockville, Maryland  20850
                  Attention:  General Counsel
                  Telecopy: (301) 610-8606

            with a copy to:

                  Life Technologies, Inc.
                  9800 Medical Center Drive
                  Rockville, Maryland  20850
                  Attention:  Chairman, Special Committee
                  Telecopy: (301) 610-8606

            with a further copy to:

                  Dexter Corporation
                  One Elm Street
                  Windsor Locks, Connecticut 06096-2334
                  Attention:  General Counsel
                  Telecopy: (860) 292-7669

            a further copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036-6522
                  Attention:  J. Michael Schell, Esq.
                              Margaret L. Wolff, Esq.
                  Telecopy:  (212) 735-2000

            and a further copy to:

                  Wachtell Lipton Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019-6150
                  Attention:  David A. Katz, Esq.
                  Telecopy:  (212) 403-2000

            Section 7.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the first sentence of this Section 7.6, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Section 7.6 shall be null and void.

            Section 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

            Section 7.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

            Section 7.9 Entire Agreement; Third-Party Beneficiaries. This Agreement together with the Dexter Merger Agreement, the Confidentiality Agreement, dated February 27, 2000, between the Bidder and Dexter, the Company Disclosure Schedule, the Bidder Disclosure Schedule and exhibits hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 4.6(a), (b) and (c) and Section 4.13, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

            Section 7.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

            Section 7.11 Definitions. References in this Agreement to (a) "Subsidiaries" of the Company or the Bidder shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or the Bidder or in which the Company or the Bidder has the right to elect a majority of the members of the board of directors or other similar governing body; (b) "Significant Subsidiaries" shall mean Subsidiaries which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act;
(c) "affiliates" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; and
(d) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity. As used in the definition of "affiliates," "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. "Including," as used herein, shall mean "including, without limitation."

            Section 7.12 Finders or Brokers. Except for Lehman Brothers Inc. and Credit Suisse First Boston Corporation with respect to the Company, and Donaldson, Lufkin & Jenrette Securities Corporation with respect to the Bidder, neither the Company nor the Bidder nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

            Section 7.13 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Stockholder Approval and the Bidder Stockholder Approval, by written agreement of the parties hereto by action taken by their respective Boards of Directors (which in the case of the Company may be taken only upon the recommendation of the Special Committee) with respect to any of the terms contained in this Agreement; provided, however that following the Company Stockholder Approval and the Bidder Stockholder Approval there shall be no amendment or change to the provisions hereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring stockholder approval without further approval by the stockholders of the Company.

            Section 7.14 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso of
Section 7.13 waive compliance with any of the agreements or conditions of any other party hereto contained herein; provided that the waiver of any of the conditions to the Company's obligations to effect the Merger shall be authorized only upon the recommendation of the Special Committee; and provided, further, that any waiver on the part of the Company of the Bidder's compliance with the provisions of Section 4.2 may be authorized only by the affirmative vote of at least six members of the Board of Directors of the Company. Notwithstanding the foregoing no failure or delay by the Company or the Bidder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    INVITROGEN CORPORATION


                                    By:   /s/ Lyle C. Turner
                                       ---------------------------------------
                                          Name: Lyle C. Turner
                                          Title: Chairman & CEO


                                    LIFE TECHNOLOGIES, INC.


                                    By:   /s/ J. Stark Thompson
                                       ---------------------------------------
                                          Name: J. Stark Thompson
                                          Title: President & CEO


                                    By:   /s/ Thomas H. Adams
                                       ---------------------------------------
                                          Name: Thomas H. Adams
                                          Title: Director